Exhibit 10.25

Execution Copy

December 11, 2013

Mr. Jan Van heek

Dear Jan:

On behalf of the Board of Directors (the “Board”) of Minerva Neurosciences, Inc., a Delaware corporation (the “Company”), it is my pleasure to confirm that you have been offered appointment as a member of the Board.

1.                                      Upon acceptance of this letter and subject to approval by the Board, you will be appointed as a non-employee director of the Board to serve until the next annual meeting of stockholders, and until your successor is duly elected and qualified.  As a director, among other duties, you will be expected to assist the Board in overseeing the Company’s long and short term strategic and business planning.

2.                                      As a non-employee director you will be entitled to participate in the Company’s Equity Compensation Plan (the “Plan”).  Following your appointment to the Board and in consideration of your role, the Company will grant to you an option (the “Option”) to purchase such number of shares of the Company’s Common Stock as represents one-quarter percent (0.25%) of the total outstanding capital stock of the Company immediately after the initial public offering (the “IPO”).  The exercise price of the Option shall be equal to the price per share of the Company’s Common Stock issued in connection with the IPO.  The Options shall vest in equal monthly installments over a four (4) year period commencing on the date of your appointment to the Board.  The Options will fully vest in the event of a change of control.  The Options will be exercisable over a term of ten years.  During your term you will also be eligible for annual option grants made to all non-employee directors in an amount to be determined by the Company’s Compensation Committee.   These additional option grants are to be issued at the sole discretion of the Compensation Committee.  Vesting of the annual grants will be determined by the Compensation Committee, provided that such options will also fully vest in the event of a change of control.  All stock option grants shall be subject to all terms, vesting schedules, limitations, restrictions and termination provisions set forth in the Plan, and the corresponding option grant agreement, provided such provisions are consistent with the terms of this letter.  You will also be entitled to compensation in the amount of $25,000 per year as a member of the Board and $10,000 as chairman of the audit committee, each to be paid on a quarterly basis.  You will also be entitled to reasonable travel and out-of-pocket expenses in connection with your services as a member of the Board.

3.                                      As a member of the Board, you are not an employee of the Company and will not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit and welfare plan, including, without limitation, employee insurance, pension, savings and security plans as a result of accepting this offer.

4.                                      You represent to the Company that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from being appointed to the Board or carrying out your responsibilities related thereto, or which is in any way inconsistent with the terms of this letter.

5.                                      This letter shall not be construed as an agreement, either express or implied, to have you serve on the Board for any stated term.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond your services as a member of the Board and a chairman of the audit committee.

6.                                      The Company will provide insurance coverage for our directors under a Director and Officers policy.  You will also be entitled to indemnification under the Company’s By-laws, and under a separate indemnification agreement in a form to be mutually agreed upon.

7.                                      This agreement constitutes the entire agreement between the parties to the subject matter hereof; and supersedes and replaces all prior agreements, oral and written, between the parties relating to the subject matter hereof; and may only be amended by a written instrument clearly setting forth the amendment and executed by both parties.

If this letter correctly sets forth the terms under which you will be appointed to the Board, please sign the enclosed duplicate of this letter in the space provided below and return it to the Company.

Very Truly Yours,

Minerva Neurosciences, Inc.

By:	/s/ Rogerio Vivaldi Coelho, M.D., MBA
Name:	Rogerio Vivaldi Coelho, M.D., MBA
Title:	Chief Executive Officer

/s/ Jan van Heek	Date:	December 19, 2013
Name: Jan van Heek